Exhibit 99.1

Live Ventures Incorporated Issues Letter to Stockholders

LAS VEGAS (January 9, 2017) — Live Ventures Incorporated (Nasdaq:LIVE) (“Live Ventures” or the “Company”), a diversified holding company, distributed the below Letter to its stockholders this morning:

Dear Stockholders,

As we begin the 2017 calendar year, one full quarter into our 2017 fiscal year, I believe it is important that we reflect on where we are today compared to where we were just a few years ago.

As early as five years ago before your current management took over, our Company was fighting a delisting notice from Nasdaq. Days away from being delisted and moving to the “over-the-counter” market, our Company appeared to be on its last legs, and likely just a few short months away from bankruptcy as a result of years of losses. For reference, below is a link to our filing relating to this matter:

LiveDeal 8k 08/02/2011.

To put things into perspective, for our 2011 fiscal year, the year just before your current management took over, our Company reported only $4 million in net revenues and a net loss of $5.5 million. Further, as stated in our 10-k for fiscal year 2011, “As of September 30, 2011, we had 12 full-time and no part-time employees in the United States.” Most importantly, our Company had no executable business model to speak of, and no intrinsic value. In short, things looked grim for LiveDeal, which you will recall is how we were then formally known.

Here is the link to our 10-K for our 2011 fiscal year, which references these circumstances: LiveDeal 10k FY2011.

In just a few short years, we have cleared all of the issues we had with Nasdaq. We have settled a class action lawsuit from 2008 (well before your current management took over) which would have exposed our company for $8M, for $150,000.

Further, we have cleaned up operations by shutting down unprofitable divisions and redeploying cash in more profitable areas. We have re-organized into a diversified holding company, and renamed our Company “Live Ventures Incorporated.” In the past 18 months, we have acquired two wonderful companies with great business models, led by two shrewd, sophisticated, and highly-intelligent managers for a total purchase price of nearly $100,000,000. These companies employ nearly 1,200 hard-working and loyal people. Both companies, by my estimates,generate an estimated $30 million in EBITDA on an annual basis.

Fast-forward to today, I’m elated to announce that, for the first time in 9 years, our Company has reported its first full year of profitability. In our 2016 fiscal year, we generated nearly $80 million in revenues with $17.8 million in net income, and now employ approximately 1,200 people. This is quite a difference from just a few years ago.

1

To be clear, a portion of our net income in our 2016 fiscal year was attributed to our deferred tax asset. This asset has real value to our stockholders because it means that, over the next $30 million or so in net income generated by our Company as a whole, our federal income tax burden will be negligible. The savings amounts to about $12.5 million - cash that our Company will retain that otherwise would have been paid in taxes. This $12.5 million is what we booked as our deferred tax asset on our balance sheet. It is a real asset that we will use as we generate further net income, and it is an asset that went to stockholders’ equity on our balance sheet. This is a significant advantage that we maintain over our competition, as most corporations are subject to a tax rate of 35 percent, while our Company will keep this significant sum and use it strategically to your advantage. This cash can be redeployed for new acquisitions; for retirement of debt; for re-investment in our existing subsidiaries for growth; or perhaps for additional stock repurchases. Efficiently allocating this cash, and all the cash generated by our portfolio of companies, is my daily responsibility, and will be my challenge over the coming years.

Some may argue that my sole focus, as CEO, should be to increase our Company’s stock price for the short-term benefit of our stockholders. I strongly disagree. My main focus has been and continues to be to allocating our cash as efficiently and as effectively as possible for all of our stockholders, with the goal of increasing both our book value per share and our overall intrinsic value as a company. Our stock price will follow in time. (Show me one example where stock price did not mirror book value per share and a company’s intrinsic value, over time).

Although 2016 was a great year for our Company, we expect our 2017 fiscal year to look even better. We expect our revenues to increase significantly compared to last year as a result of our acquisition of Vintage Stock, Inc. We further expect that net income to be generated by Vintage and the acquisition of new equipment at Marquis will exceed the one-time gains in our 2016 fiscal year.

In just a few years, our Company has changed dramatically. It is amazing to think that, as recently as our 2011 fiscal year, what we used to generate in revenue in one full year, we now generate every 7 to 10 days. The future looks even better.

Our Cash Position

Of late, there have been some critical statements regarding our current cash position. In an abundance of prudence, we maintain a low cash position on our balance sheet because we choose to utilize virtually all of the cash that we generate to pay down our revolving lines of credit with our banking institutions. We do so to avoid paying unneeded interest on cash for which we have no immediate use. Although we use this cash to pay down our credit lines, that cash is easily accessible for us, as needed.

For example, we use cash available under our credit lines to pay salaries, rent expenses, and other operational costs on a regular basis. As recently as November 2016, we accessed $8 million from our line of credit to pay for the acquisition of Vintage Stock. Although this $8 million was never explicitly identified as “cash” on our balance sheet prior to November 2016, it was available for our use. The same applies today. Although we disclosed about $700,000 in cash on our balance sheet as of September 30, 2016, of course it did not include any availability under our revolving lines with our banking institutions. Today, our Company maintains a total of $35 million in credit facilities with two major financial institutions.

2

Stock Manipulation Stories

With regard to any negative articles recently written about us by those attempting to manipulate our stock for their profit, we vehemently deny all of their false and misleading statements and allegations. People who spread such disinformation about a company are, in fact, themselves committing securities fraud. The SEC defines stock manipulation as:

“…intentional conduct designed to deceive investors by controlling or artificially affecting the market for a security. Manipulation can involve a number of techniques to affect the supply of, or demand for, a stock. They include: spreading false or misleading information about a company…Those who engage in manipulation are subject to various civil and criminal sanctions.” – https://www.sec.gov/answers/tmanipul.htm

Although reporters and analysts are certainly entitled to their opinions, and we welcome all opinions regarding our Company, whether positive or negative, the spreading of lies,false and misleading information will not be tolerated by your management. We fully intend to pursue and prosecute all those who attack our Company and its reputation. We will also extend these efforts to include any and all brokerage houses, hedge funds, and investment banking firms, who illegally engage in naked shorting of our stock. On Friday January 6, we retained a prominent firm to help us obtain data on which firms are illegally shorting our stock (selling ‘phantom’ shares and failing to deliver them). Those identified will be demanded to promptly fix their deficiency or to face the consequences. We will aggressively pursue all those who illegally trade and manipulate our stock. If you are a hedge fund, broker dealer, investment banking firm, or trader using these illegal practices to trade our stock, your wrongdoing will be uncovered and our Company will come after you. As CEO, it is my duty to defend our Company and ensure that our stock trades efficiently and with integrity.

There is one more important perspective I’d like to share at this time. Contrary to the false and misleading information written about us, your current management has spent the last five years building our Company for you, our stockholders. Although we could have easily taken advantage of our stock price when we witnessed spikes and record peaks, no officer or director has sold any shares. In fact, in the past 10 months, I have personally bought stock in our Company, on the open market, on 19 different occasions, totaling an additional investment of approximately $340,000.

Further, our Company has not sold any shares on the open market under its S-3 “shelf registration” in nearly two years. The last open market sale occurred in March of 2015. Had our Company truly engaged in any type of promotional activity, our Company, its officers, and directors would have sold shares. However, during our 2016 fiscal year, our Company actually repurchased approximately 30,000 shares on the open market, and, in addition, I personally purchased some 22,000 shares.

Finally, in a recent announcement, we committed to an enhanced investor relations’ program and we look forward to sharing more news with you in the near future. Please watch for our press releases relating to our upcoming 10-Q, and further activities to ensure that you are as informed as possible regarding our Company’s strategy and execution.

Sincerely,

Jon Isaac
CEO

Live Ventures Incorporated

# # #

3

About Live Ventures Incorporated

Live Ventures Incorporated is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Live Ventures Incorporated provides, among other businesses, marketing solutions that boost customer awareness and merchant visibility on the Internet. The Company operates a deal engine, which is a service that connects merchants and consumers via an innovative platform that uses geo-location, enabling businesses to communicate real-time and instant offers to nearby consumers. In addition, it maintains, through its subsidiary, ModernEveryday, an online consumer products retailer and, through its subsidiary, Marquis Industries, a specialty, high-performance yarns manufacturer, hard-surfaces re-seller, which is a top-10 high-end residential carpet manufacturer in the United States. Marquis Industries, through its A-O Division, utilizes its state-of-the-art yarn extrusion capacity to market monofilament textured yarn products to the artificial turf industry. Marquis is the only manufacturer in the world that can produce certain types of yarn prized by the industry. Most recently, the Company acquired Vintage Stock, Inc., an award-winning entertainment featuring movies, classic and new video games, music, collectible comics and toys, and the ability to special order and ship product worldwide to the customer’s doorstep. Vintage Stock is America’s largest entertainment superstore chain.

In December, its largest stockholder and a third party that for years had provided a large, standby lending arrangement, agreed to lock up all of their shares for five years (through December 31, 2021). To ensure that lock-up arrangement, they exchanged all of their shares for a series of “common equivalent” preferred stock, which is not redeemable; has no liquidation preference and virtually identical dividends (if any are declared); has no board seats and votes with the common stock; and is convertible back into common stock without any dilution (based on its original exchange from common stock). Accordingly, the Company’s common stock was reduced from approximately 2.8 million to 2.0 million shares. Further, the approximately 590,146 warrants that are owned by our largest stockholder are also subject to the five-year lock up and have been exchanged for the same series of “common equivalent” preferred stock.

# # #

Forward-Looking and Cautionary Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the Company’s actual results. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. Live Ventures Incorporated may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, in its annual report to stockholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance.  The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2016, most recent Form 10-Q, and other filings with the U S. Securities and Exchange Commission (available at http://www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contact

Live Ventures Incorporated

Tim Matula, investor relations

425-836-9035

tmatula@live-ventures.com

http://live-ventures.com

Source: Live Ventures Incorporated

4